Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

CONCORD, CA, February 23, 2006 - Cerus Corporation (NASDAQ: CERS) today announced results for the fourth quarter and year-ended December 31, 2005.

Revenues for the fourth quarter of 2005 were $5.6 million, up from $3.0 million for the fourth quarter of 2004, primarily due to amounts recognized in the current period from the amortization of past up-front payments from BioOne Corporation and MedImmune, Inc., for which revenue recognition was deferred, as well as from higher funding from the U.S. Armed Forces. Total operating expenses for the fourth quarter of 2005 were $9.0 million, up from $7.3 million for the same period in 2004, due primarily to increased preclinical activities associated with our immunotherapy programs.

Net loss for the fourth quarter of 2005 was $3.9 million, or $0.17 per share, compared to a net loss of $5.4 million, or $0.24 per share, for the fourth quarter of 2004. The lower net loss in the current period reflects both increased third-party funding for research and development programs and a significant reduction in interest expense as a result of a substantial reduction of an outstanding loan from Baxter Capital, offset somewhat by increased operating expenses.

For the twelve months ended December 31, 2005, total revenues were $24.4 million, compared to $13.9 million for the same period in 2004. Net income was $13.1 million, or $0.55 per diluted share for the twelve months ended December 31, 2005, compared to a net loss of $31.2 million or $1.41 per share for that same period in 2004. Net income for the twelve-month period in 2005 includes a one-time gain of $22.1 million recognized in February 2005 as a result of the loan settlement. At December 31, 2005, the company had cash, cash equivalents and short-term investments of $45.8 million.

“We have made important progress over the past year,” said Claes Glassell, president and CEO of Cerus Corporation. “In 2005, we set very ambitious goals and I’m proud to say we’ve accomplished them all. As we move forward in blood safety and immunotherapy, I am confident our team is well positioned to successfully advance both programs.”

Highlights for the year include:

•	Restructuring Baxter collaboration and settling loan dispute. This agreement resulted in a $22.1 million gain to Cerus and an additional $13.1 million in Baxter funding for commercialization of INTERCEPT platelets and plasma in Europe.

•	Entering agreement with BioOne Corporation for commercialization of INTERCEPT Plasma in Japan and other Asian territories. Cerus realized upfront payments of $5.0 million in cash and $5.0 million in BioOne equity, plus potential future milestones and payments in excess of $23.0 million.

•	Submitting IND application to FDA for CRS-100, a Listeria-based immunotherapeutic designed to treat patients with cancer that has metastasized to the liver. Earlier this month, Cerus received FDA clearance to proceed with its clinical trial and, subject to requisite study site approvals, Cerus plans to initiate Phase I in the first half 2006.

•	Submitting CE mark application for European approval of the INTERCEPT Blood System for plasma.

•	Announcing decision to re-enter Phase I clinical trials for INTERCEPT red blood cell program. Cerus is targeting enrollment of first subject mid-year.

•	Publishing of cover story in Nature Medicine describing our proprietary Killed but Metabolically Active, or KBMA, vaccine platform. This platform is designed to combine the potency of live vaccines with the safety of killed vaccines.

•	Funding of consortium led by University of New Mexico for work on Tularemia. One of the consortium’s goals is to develop a Tularemia vaccine based on our KBMA platform. Cerus will receive $2.8 million of research funding over three years.

In addition to the 2005 accomplishments, Cerus announced last week that it gained remaining worldwide commercial rights to the INTERCEPT Blood System for platelets and plasma from Baxter, excluding certain Asian countries in which rights have previously been granted to BioOne Corporation.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The Company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vaccine platform with promising disease antigens. These products are designed to stimulate innate and adaptive immune pathways, generating highly specific and highly potent anti-tumor responses. The Company’s KBMA vaccine technology has potential broad applications against multiple pathogens. Cerus is developing and marketing the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The Company’s strategy is to leverage the broad potential of its technologies and products both on its own and through alliances. Cerus’ collaborators include MedImmune and investigators at The Johns Hopkins University for cancer immunotherapy, and BioOne for the INTERCEPT Blood System.

INTERCEPT and INTERCEPT Blood System are trademarks of Cerus Corporation.

Statements in this news release regarding statements concerning potential efficacy and safety of products, potential regulatory approvals, clinical trial activities, product development, contractual payments and equity issuances and commercialization are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties related to the initiation, timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, actions by regulatory authorities and other government authorities, including the FDA and foreign counterparts, at any stage of the development or marketing process, technological advances in the medical field, additional financing activities, manufacturing, product demand and market acceptance and adoption of any products, competitive conditions, internal and external factors that could impact commercialization and other factors discussed in each company’s filings with the Securities and Exchange Commission. The companies do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements.

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CERUS CORPORATION

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues
Milestones and development funding	$2,878	$2,226	$11,697	$4,187
Government grant and cooperative agreements	2,642	733	12,189	9,724
Product revenue	90	—	485	—

Total Revenues	5,610	2,959	24,371	13,911
Operating expenses
Research and development	6,578	5,073	24,134	27,651
General and administrative	2,380	2,274	9,578	10,225
Restructuring	—	—	—	2,861

Total operating expenses	8,958	7,347	33,712	40,737

Operating income (loss)	(3,348)	(4,388)	(9,341)	(26,826)
Interest income (expense) and other, net	(546)	(964)	22,405	(4,327)

Net income (loss)	$(3,894)	$(5,352)	$13,064	$(31,153)

Net income (loss) per share:
Basic	$(0.17)	$(0.24)	$0.58	$(1.41)
Diluted	$(0.17)	$(0.24)	$0.55	$(1.41)
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	22,430	22,211	22,350	22,143
Diluted	22,430	22,211	23,950	22,143

CERUS CORPORATION

CONDENSED UNAUDITED BALANCE SHEETS

(In thousands except per share information)

	December 31, 2005	December 31, 2004
Cash, cash equivalents, and short-term investments	$45,805	$95,334
Accounts receivable and other current assets	5,200	4,537
Furniture and equipment, net	1,235	947
Other assets	6,420	1,260

Total Assets	$58,660	$102,078

Accounts payable	$2,092	$1,476
Current loan and interest payable	4,826	34,500
Deferred gain on loan settlement	—	22,089
Deferred revenues	11,135	13,217
Other current liabilities	5,264	4,807
Long-term note payable	—	4,500
Other long-term liabilities	68	—

Total liabilities	$23,385	$80,589

Stockholders’ equity	$35,275	$21,489

Total liabilities and stockholders’ equity	$58,660	$102,078

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